Exhibit 4.3 Page 1

                       	OASIS OIL CORPORATION
                  	CERTIFICATE OF DETERMINATION OF
                  	PREFERENCES OF PREFERRED SHARES

Mr. C. A. Beane and Ms. Susan L. Penticoff do hereby declare and certify as follows:

1. That they are respectively the duly elected and acting President and Assistant Secretary of Oasis Oil Corporation, a Nevada corporation.

2. That pursuant to said corporation's Articles of Incorporation, the Board of Directors of said corporation has duly adopted the following recitals and resolutions:

WHEREAS, the Articles of Incorporation of this corporation provide that this corporation may issue up to one million shares of preferred stock;

WHEREAS, pursuant to law the Board of Directors of said corporation is empowered to authorize the issuance of one or more series of preferred stock and to fix and determine the number of shares, the designation thereof, and the rights, preferences, privileges, limitations, and restrictions of each unissued series of preferred stock;

WHEREAS, 40,494 shares of Series A preferred stock have been issued by said corporation leaving a balance of 959,506 shares of preferred stock as authorized but unissued;

NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:

The Board of Directors does hereby authorize the issuance of a series of preferred stock to be designated as Series B Preferred Stock;

Said Series B Preferred Stock shall consist of 150,000 shares;

Said Series B Preferred Stock shall be subject to and shall have the rights, preferences, privileges, limitations, and restrictions as are set forth in the attachment hereto, which attachment is incorporated herein the same as if fully here set forth.

3. That the authorized number of shares of said Series B Preferred Stock is 150,000, none of which has been issued.

IN WITNESS OF THE FOREGOING, the undersigned have executed this certificate on and as of the date set forth below:

Dated:         June 21, 1997        		/s/   C. A. Beane
              --------------          -----------------
                                      C. A. Beane


                                     /s/   Susan L. Penticoff
                                     -------------------------
                                     Susan L. Penticoff

Exhibit 4.3 Page 2

STATE OF TEXAS		)

COUNTY OF HARRIS	)

BEFORE ME, the undersigned Notary Public, on this day personally appeared C. A. Beane, President of Oasis Oil Corporation, known personally to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Oasis Oil Corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Dated:     July 21, 1997                     /s/   Notary Public
          --------------                  -------------------------------
                                          Notary Public in and for the State
                                          of Texas



STATE OF TEXAS		)

COUNTY OF HARRIS	)

BEFORE ME, the undersigned Notary Public, on this day personally appeared Susan L. Penticoff, Assistant Secretary of Oasis Oil Corporation, known personally to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged tome that the same was the act of Oasis Oil Corporation, and that she executed the same as the act of such corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Dated:     July 21, 1997                    /s/   Notary Public
          --------------                  ----------------------------------
                                          Notary Public in and for the State
                                          of Texas

Exhibit 4.3 Page 3

             	OASIS OIL CORPORATION - SERIES B PREFERRED STOCK
       	RIGHTS, PRIVILEGES, PREFERENCES, LIMITATIONS AND RESTRICTIONS
        ------------------------------------------------------------

This Series B Preferred Stock is issued by Oasis Oil Corporation
("Issuer") to the Issuee names in the certificate which is attached hereto and shall and does have the following rights, privileges, preferences, limitations and restrictions which are incorporated into said certificate the same as if fully there set forth:

1. ISSUE PRICE. This Series B Preferred Stock is issued for valuable consideration at the Issue Price of $10.00 per share. The Face Amount hereof is and shall be the number of shares represented by the aforesaid certificate multiplied by said Issue Price.

2. ACCUMULATION OF DIVIDENDS. This Series B Preferred Stock shall accumulate dividends at the simple rate of 14.0% per annum on the Face Amount hereof from the date of the aforesaid certificate through the date of delivery to the Issuer by the Issuee of an Election for Conversion as set forth below or the date on which Issuer mails to the Issuee a Demand for Redemption or Demand for Conversion as set forth below, whichever event first occurs, which dividends shall not be payable until, and shall be paid upon and as a part of, any conversion or redemption hereof or liquidation of the Issuer as provided below.

3. ISSUEE'S RIGHT TO CONVERT TO COMMON STOCK. At any time while it is outstanding (including the thirty-day period after the date of a Demand for Redemption), upon the election of Issuee, this Series B Preferred Stock may be converted into common stock of the Issuer at the Conversion Price which is specified in Paragraph 5 below. Such conversion shall be exercised by the Issuee by mailing to the Issuer a written Election for Conversion which shall state that the Issuee elects to convert this Series B Preferred Stock into common stock of the Issuer and encloses this certificate duly endorsed for cancellation. Within ten days after receiving said Demand and certificate, Issue shall cause a certificate for its common stock to be delivered to Issuee for the number of shares as calculated pursuant to Paragraph 5 below.

4.  ISSUER'S RIGHT TO REDEEM OR REQUIRE CONVERSION.

A. At any time while this Series B Preferred Stock is outstanding, the Issuer shall have the right to redeem this Series B Preferred Stock. Such redemption shall be exercised by the Issuer by mailing to the Issuee a written Demand for Redemption which shall state; (i) that the Issuer elects to redeem this Series B Preferred Stock and (ii) that the Issuee must within thirty days after the date of said Demand deliver and surrender to the Issuer this certificate duly endorsed for cancellation. After such Demand, within ten days after the actual receipt by the Issuer of this certificate duly endorsed for cancellation, the Issuer shall pay to the Issuee the Face Amount of this certificate together with any and all accumulated dividends.

B. At any time while this Series B Preferred Stock is outstanding and within ninety days prior to the anticipated effective date of a registered public offering of Issuer's common stock under the Securities Act of 1933, such date to be determined by the judgement of the Issuer, Issuer shall have the right to require conversion of this Series B Preferred Stock

Exhibit 4.3 Page 4

into common stock of the Issuer at the Conversion Price which is specified in Paragraph 5 below. Such conversion shall be exercised by the Issuer by mailing to the Issuee a written Demand for Conversion which shall state; (i) that the Issuer elects to require conversion of this Series B Preferred Stock into its common stock and (ii) that the Issuee must within thirty days after the date of said Demand deliver and surrender to the Issuer this certificate duly endorsed for cancellation. After such Demand, within ten days after the actual receipt by the Issuer of this certificate duly endorsed for cancellation, Issuer shall cause a certificate for its common stock to be delivered to Issuee for the number of shares as calculated pursuant to Paragraph 5 below.

5.  CONVERSION PRICE.  The Conversion Price of this Series B Preferred
Stock shall be the lower of either; (i) $2.00 per share of common stock (the "Initial Conversion Price") or (ii) the price at which Issuer sells, issues, or agrees to issue any of its common stock during the Conversion Period, which price shall include any conversion price or option exercise price which is fixed or agreed to during the Conversion Period (excluding the exercise price of any incentive stock options granted by Issuer to employees or non qualified stock options granted by Issuer to directors) (the "Recalculated Conversion Price"). Said Initial or Recalculated Conversion Price shall be divided into the total of the principal and accumulated dividends of this Series B Preferred Stock (the result being rounded off to the nearest whole number) to determine the number of shares of common stock into which this Series B Preferred Stock shall be converted. The Conversion Period shall be that period of time from July 18, 1997 through and including the date of any Election for Conversion or Demand for Conversion, whichever first occurs with respect to each holder of this Series B Preferred Stock. The Initial Conversion Price and the Recalculated Conversion Price shall be subject to and adjusted for any and all stock splits, stock dividends, reverse stock splits, or other duly authorized and lawful changes in the number or character of the outstanding common stock of Issuer which occurs after July 18, 1997. The shares of common stock which are issued upon any conversion of this Series B Preferred Stock shall be fully paid and nonassessable.

6. VOTING RIGHTS. While outstanding, this Series B Preferred Stock shall have voting rights the same as if already converted into the common stock of the Issuer at the Initial Conversion Price.

7. PREFERENCE UPON LIQUIDATION. Upon any liquidation of the Issuer prior to any conversion or redemption of this Series B Preferred Stock, the Face Amount hereof together with any and all accumulated dividends shall be paid to the Issuee to the extent that there are funds or assets of the Issuer available to do so prior to any distribution to the holders of the common stock of the Issuer. This preference upon liquidation shall be calculated and implemented on a pro rata basis among all outstanding shares of this Series
B Preferred Stock and on a pro rata basis among and together with any and all other series of Issuers preferred stock which is outstanding at the time of any such liquidation and which contains a Preference upon Liquidation which is not by its own terms subordinate to the Preference upon Liquidation of this Series B Preferred Stock.

8. NO EXPIRATION. This Series B Preferred Stock shall not lapse or expire or otherwise terminate unless and until it is converted or redeemed as provided above or the Issuer undergoes liquidation, provided, however, after the Issuee delivers to Issuer an Election

Exhibit 4.3 Page 5

for Conversion, or after the Issuer delivers to Issuee a Demand for Conversion, or on the thirty-first day after the Issuer delivers to Issuee a Demand for Redemption, this Series B Preferred Stock shall no longer exist as such, but shall represent only; (i) in the case of an Election for Conversion or a Demand for Conversion a right to receive shares of the Issuer's common stock as calculated in Paragraph 5 above or (ii) in the case of a Demand for Redemption a right to receive the payment specified in Paragraph 4-A above.

9. NO TRANSFER. Except as set forth in the Exceptions below, this Series B Preferred Stock shall not be sold, assigned, transferred, pledged, hypothecated, or in any way alienated or disposed of, whether voluntarily or by operation of law, and, except in the circumstances described in the Exceptions below, any attempted sale, assignment, transfer, pledge, hypothecation, alienation, or other disposal of this Series B Preferred Stock, whether voluntary or by operation of law, shall be and is null and void and of no force and effect. EXCEPTIONS: This Series B Preferred Stock may be sold, assigned, transferred, pledged, hypothecated, alienated or disposed of
(i) with the prior written consent of Issuer, or (ii) by means of will, trust, or intestate succession upon the death of the Issuee, or (iii) to another Issuee of this Series B Preferred Stock.

10. NO OTHER RIGHTS. This Series B Preferred Stock has no rights, preferences, privileges, limitations, or restrictions other than those which are set forth herein.

             	END OF SERIES B PREFERRED STOCK
	RIGHTS, PRIVILEGES, PREFERENCES, LIMITATIONS AND RESTRICTIONS